Non-Binding Letter Of Intent

Infinite.Travel

52/3 Siri Mangalajarn Road,

Chiang Mai, Thailand.

August 1, 2019

Strictly Private and Confidential

Syndicated Resorts Association

William Barber

5530 South Valley View Blvd., Suite 105, Las Vegas

NV, 89118, USA

The purpose of this NON-BINDING Letter of Intent (“LOI”) is to set forth the terms and conditions pursuant to Syndicated Resorts Association., a Nevada Corporation (“SRA”) will enter into a business combination et el joint venture (the “JV”) with Infinite.travel (“Company”). Infinite.travel and the Company individually referred to herein as a “Party” or collectively as the “Parties.”

While this LOI is not a binding agreement, except as enunciated in Section 8 below, it outlines the preliminary terms of the joint venture and the transactions contemplated herein. This LOI is intended to serve as proposed vital terms and conditions regarding (the “JV”) and is subject to the execution and closing of a definitive agreement (“Definitive Agreement”) among SRA and the Company. The Parties recognize that other terms and conditions are impending. Nonetheless, the Parties agree to work together in good faith to address these issues and to complete a Definitive Agreement that is mutually acceptable as soon as possible.

1. INFINITE. TRAVEL.

1.1. Agrees to provide full customer service, and discount travel bookings via its private travel platform.

1.2. Will assist in marketing and inbound call by referring staff and campaigns.

1.3. Will help in sales via, the supply of contracts, content, presentation, and information

1.4. Will assist in a creative suggestive manner for media commercials

2. SRA.

2.1. Agrees to fund and create media commercials promoting Infinite travel

2.2. Will financially support and preserve the success of inbound call center

2.3. Will provide Merchant services as required

3. Dual Understanding.

3.1. It is agreed this will be a profit share after cost.

3.2. The issue of bookkeeper/Accountant and control funds, pay expenses and issue profit split requires primary discussion

4. Closing.

4.1 The Parties will use their best efforts to close the JV contemplated herein as soon as reasonably possible following the execution of this LOI (“Closing”).

5. Due Diligence.

5.1 Both Parties shall conduct a business, financial, and legal, due diligence investigation each of its subsidiaries, their business, and operations, and the Companies shall conduct a fiscal, and legal, due diligence investigation each of their satisfaction. To expedite this review, each Party agrees to make such information as reasonably requested by the other Party (“Due Diligence Information”) available to the requesting Party and its agents and representatives and to authorize reasonable visits to facilities of each Party, including meetings with its staff, consultants and experts as reasonably requested by the requesting Party.

6. Additional Closing Conditions: The obligations of this JV are subject to satisfaction by the Company of the following conditions precedent (unless waived in writing):

6.1 Between the date of the signing of this LOI and the Closing, the business of the Company and the Subsidiaries shall run in the ordinary course, and a manner consistent with past practices. The Company will not, without the written consent of either party, enter into or perform any transactions outside of the ordinary course of business relating to the Company or the Subsidiaries;

6.2 No material change in the business, financial condition or capitalization of the Company and the Subsidiaries shall have occurred between the date of this LOI and Closing other than as required herein or in the Definitive Agreement or as agreed upon by the parties;

7. Confidentiality.

7.1 The affirmed parties understand that the Company, together with their respective officers, directors, managers, members, representatives, agents, owners and employees, each agree to use their best efforts to keep the existence of this LOI and its contents confidential. Any information, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, purveyors, samples, tools or other data, oral, written or otherwise, (hereinafter called “Information”), furnished or disclosed by one party to the other for the purpose of the contemplated transaction herein, will remain the disclosing party’s property until the closing of the JV. All copies of such information in written, graphic or another tangible form must be returned to the disclosing party immediately upon written or oral request if the transaction contemplated herein is not consummated. Unless such information was previously known to receiving party free of any obligation to keep it

8. Non-binding:

8.1 Except for paragraphs 6, 7, 8, and 9 of this LOI (which are legally binding upon execution of this LOI), this LOI is a statement of mutual intention; it is not intended to be legally binding and does not constitute a binding contractual commitment concerning the transaction. Without limiting the preceding, the failure of either party to reach agreement on the included terms and conditions within the Definitive Agreement and other agreements referred to herein shall not be construed as a breach of this LOI provided that the provisions preceding paragraphs remain unbreached. A legally binding obligation concerning the transaction contemplated at this moment will arise only upon execution and delivery of the Definitive Agreement and other agreements referred to herein by the parties to that, subject to the conditions expressed therein.

9. Expiration.

9.1 This LOI shall expire if not accepted by the Company by noon Central Time on Sept 1, 2019.

If the terms and conditions of this LOI are acceptable, kindly execute a copy hereof where indicated below and return it to us or before noon Central Time on September 1, 2019. This LOI shall be nonbinding except as expressly set forth herein and is subject to the negotiation and execution of the Definitive Agreement and collateral documents referred to above.

William Barber – SRA
Date: August 1, 2019

Infinte.travel
Date: August 8, 2019